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EXHIBIT 99.2
              EXPEDIACOM GLOBAL INC. OFFICER AGREEMENT

     THIS AGREEMENT made this third day of January 1999, among COI Solutions, Inc., a corporation duly incorporated under the laws of Nevada, having its head office at Las Vegas, (the "Company ") and Creative Spin Inc. a corporation duly incorporated under the laws of Ontario, Canada, having its head office at Toronto and Robert G. Jones, (Company Name and Robert G. Jones are hereinafter referred to collectively as the "Officer").

WHEREAS:

     1. The Company is engaged in the design, sourcing, development, licensing, marketing and distribution of various telecommunications products, concepts and related consulting services to both business and consumer markets.

     2. The Company and the Officer have agreed to enter into an employment relationship for their mutual benefit;

     NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

     1. Duties

     The Company appoints the Officer to undertake the duties and exercise the powers as Treasurer of the Company as may be requested of the Officer by the Board of Directors of the Company, and in the other offices to which he may be appointed by any subsidiary companies of the Company, and the Officer accepts the office together with the initial mandate established by the Board of Directors outlined in Schedule A hereto, on the terms and conditions set forth in this Agreement.

     2,  Term

     The appointment shall commence with effect from January 3, 1999, for a minimum of three years and shall continue thereafter until terminated in accordance with the provisions of this Agreement.

     3. Compensation

     (1) The fixed remuneration of the Officer for his services shall be at the rate of US$120,000.00 for the first year of employment pursuant to this contract commencing January 3, 1999, The fixed remuneration will be payable in equal installments semimonthly in arrears in each month during the Term, The fixed remuneration shall be reviewed 90 days prior to the anniversary of employment pursuant to this contract. The review will be undertaken by assessing the Officer's achievement of the over-all objectives established by the Company and by having regard to the market rates of remuneration paid in the United States for similar duties and responsibilities.



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     (2) In addition to the fixed remuneration, the Officer shall be entitled to receive such bonus remuneration, and to participate in officer incentive and stock option plans, if any, in respect of each year of employment during the Tenn, as the Board of Directors of the Company or any committee thereof, in its sole discretion may authorize

     4. Benefits

     (1) Automobile The Officer shall be provided with an automobile allowance of US$650.00 per month plus reimbursement for fuel expenses generated by the use of the automobile on behalf of the Company on the provision by the Officer or receipts acceptable to the Company in connection with it.

     (2) Expenses. It is understood and agreed that the Officer will incur expenses in connection with his duties under this Agreement. The Company will reimburse the Officer for any expenses provided that the Officer provides to the Company an itemized written account acceptable to the Company with thirty days after they have been incurred. The Officer will not be reimbursed for any item in excess of US $5,000.00 unless approved in advance by the Board of Directors.

     (3) Benefit Plans. The Officer shall participate in all benefit plans which the Company provides from time to time to employees of the Company generally in accordance with and subject to the terms of the applicable fund, plan or arrangement in effect to the Company from time to time.

     5. Pro-Rata Entitlement in the Event of Termination.

     If the Officer's employment is terminated for any reason whatsoever, the Officer shall receive the appropriate pro rata portion of the Officer's Compensation, Benefits and fully earned bonus remuneration (if any) in respect of the year of employment in which the effective date of the termination of employment occurs.
Authority

     (1) The Officer shall have, subject always to the general or specific instructions and directions of the Board of Directors of the Company, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Company in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature of kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company other than officers of the Company, provided always that no contract shall be made which might involve the Company in an Expenditure exceeding US $50,000.00 and no person shall be engaged or appointed as an employee of the Company at remuneration in excess of US $100,000.00 per annum without, in each case, the prior approval of the Board of Directors.




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     (2) The Officer shall conform to all lawful instructions and directions given to him by the Board of Directors of the Company, and obey and carry out the by-laws of the Company.

     7. Service

     (1) The Officer, throughout the term of his appointment, shall devote his full time and attention to the business and affairs of the Company and its subsidiaries and shall not, without the consent in writing of the board of Directors of the Company undertake any other business or occupation or become a director, officer, employee or agent of any other company, firm or individual.

     (2) The Officer shall well and faithfully serve the Company and its subsidiaries and use his best efforts to promote the interests thereof and shall not disclose the private affairs or trade secrets of the Company and its subsidiaries to any person other than the Directors of the Company or for any purposes other than those of the Company any information he may acquire in relation to the Company's business.

     (3) The Officer may, during the Term perform duties and provide services to other entities, provided that all proposed arrangements am approved in advance by the Company, such approval not to be unreasonably withheld and that the proposed arrangements do not relate to a competitive business.

8.  Non-competition

     (1) The Officer agrees with and for the benefit of the Company that for a period of six months from the date of termination of the Officer's employment, however caused, he will not for any reason, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, firm association, organization syndicate, company or corporation, on in any manner carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the business of the Company including, without limitation, any business relating to Telecommunications within the geographical area North America; nor will the Officer solicit or accept business with respect to products competitive with those of the Company from any of the Company's customers, wherever situate; provided that the Officer shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Company, provided that the Officer Shall not directly or indirectly, own more than 10% of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

     (2) The Officer further agrees that, during employment pursuant to this Agreement and for a period of six months following termination of employment, however

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     *    The Officer understands and agrees that the Company has a
          material interest 'in preserving the relationship it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Officer agrees that the restrictions and covenants contained in paragraph 9 and those contained in paragraph 8 of this Agreement and the Officer's Agreement to it by his execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Officer to enter into this Agreement and to employ the Officer, and that the Company would not enter into this Agreement absent an inducement. Furthermore, the claim or cause of action by the Officer against the Company whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company of the covenants or restrictions provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this Agreement or the application of any other covenant or provision.

     9.  Intellectual Property

     * Intellectual Property means all legally recognized rights that result or derive from the Officer's services provided to the Company or with the knowledge, use or incorporation of Confidential Information, and includes but is not limited to developments, inventions, designs, works of authorship, topographies, improvement and ideas, whether or not patentable, copyrightable or registrable, conceived or made by the Officer (individually or in collaboration with others) during the Term or which result from or derive from the Company's resources or which am reasonably related to the business of the Company.

     * The Officer agrees to disclose to the Company all Intellectual Property developed by the Officer during the Term, either individually or in collaboration with others, that relates directly or indirectly to the business of the Company. The Officer acknowledges and agrees that all. right title and interest of any kind whatsoever in and to such Intellectual Property and all other matters that the Officer now has or may at any time in the future acquire in or relating to the subject matter of Confidential Information and all copyrights, patents, rights to apply for patents, licenses and all other intellectual property rights that the Officer now has or may at any time in the future have in any of the foregoing is and will be the exclusive property of the Company and the Company will have absolute discretion to determine how to use this intellectual property, All work done by the Officer or any other member of the Company is a work for hire under which the Company is the first author for copyright purposes. Copyright will vest in the Company. On notice from the Company the Officer shall execute such documents and do such things, without further consideration


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          but at the Company's expense as the Company will reasonably request in order to confirm the Officer's assignment of the foregoing property and rights to the Company.

     * The Officer hereby waives all moral rights he has or will have in the Intellectual Property. The Company may assign the benefit of this waiver to any purchaser, assignee or licensee of the Intellectual Property or of any portion of the Intellectual Property.

     The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

     20. Governing law

     This Agreement shall be construed in accordance with the laws of the State of Nevada.

     IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written above.

SIGNED, SEALED AND DELIVERED in the presence of:

                              COI Solutions, Inc.

                              per: /s/ Robert Wilder
                                   I have authority to bind the
                                   company"

                              Creative Sprin  Inc.

                              per: /s/ Robert Wilder
                                   I have authority to bind the
                                   company"


WITNESS                       /s/ Gary W. Evans